Exhibit 99.1


                             FOR IMMEDIATE RELEASE



   Contact:  John S.  Holle - FLAG  Financial  Corporation  (706/845-5005)
             J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200)

                    FLAG Financial Corporation Announcements
                    ----------------------------------------

LaGrange,  GA (September 24, 1999) -- FLAG Financial  Corporation  (NASDAQ:FLAG)
Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that third quarter earnings would not meet original estimates with the company anticipating a net operating loss of approximately $1 million or $0.13 per share due to loan loss provisions, writedowns and other operating contingencies.

It was also announced that Abbeville Capital Corporation, parent company of The Bank of Abbeville ("Abbeville") located in Abbeville, South Carolina and FLAG are contemplating an amendment to their proposed merger agreement to extend the terms of closing. As a consequence, the Special Meeting of Shareholders held September 23, 1999, was convened and adjourned to a later date.

Additionally, it was reported that First Hogansville Bankshares, Inc., parent company of The Citizens Bank, located in Hogansville, Georgia overwhelmingly approved the merger of First Hogansville Bankshares with and into FLAG at the September 22, 1999 Special Meeting of Shareholders with closing anticipated by quarter-end. FLAG Financial Corporation intends to merge The Citizens Bank with its subsidiary, First Flag Bank, which is located in LaGrange, Georgia. FLAG anticipates the merger of The Citizens Bank and First Flag Bank to be completed during the fourth quarter of 1999.

J. Daniel Speight, Jr., President and CEO, stated, "It is not our policy to report earnings estimates prior to quarter-end. However, due to an extensive loan review performed within the company and management's conservative accounting approach related to these findings, this announcement is appropriate, especially as it relates to on-going merger activity. Obviously, we are disappointed in the results of this review and its operating impact but have confidence in our action. Additionally, we have recently implemented a FLAG credit procedure utilizing the assistance of Credit Risk Management, LLC, of Raleigh, North Carolina, a leading industry consultant specializing in credit quality assurance. We regret the delay in finalizing the Abbeville merger and look forward to closing at a later date. We also welcome Hogansville and share in their excitement of an overwhelming vote to join FLAG."

John S. Holle, Chairman of the Board, added, "It is never pleasant to miss a quarterly earnings objective or encounter credit adjustments that affect earnings. We do however, view the operating results of each quarter within the overall long-term plan of the company. The operating plan of FLAG to build an infrastructure to support its partner banks is well underway and management is pleased with its accomplishments. We recognize our company is in a period of transition from one of multiple independent operating groups to one of consolidation. This process is timely and expensive but once completed will offer the economies necessary to enhance future earnings and long-term stockholder value."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia and Thomaston Federal Savings Bank, in Thomaston, Georgia. Partner banks, which include Bank of Milan, based in Milan, Georgia, The Brown Bank, based in Metter, Georgia, and Empire Banking Company, based in Homerville, Georgia, were successfully merged into Citizens Bank at year-end 1998. FLAG's franchise, including the branch opening of First Flag Bank - Statesboro, First Flag Bank - Atlanta and The Eagle's Landing Center, includes 32 offices serving 18 communities in the regions of west central, middle and southeast Georgia. Including the Hogansville merger, FLAG's franchise will increase to 34 offices in 18 communities

FLAG currently has 7.7 million shares of common stock outstanding. FLAG's outstanding shares will increase to approximately 8.3 million as a result of the Hogansville closing. FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."


                                        5